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                                                               Exhibit 99



FOR IMMEDIATE RELEASE                               CONTACT:
December 30, 1996                                    Hershey Foods
                                                     John Long
                                                    (717) 534-7641

                                                     Leaf Group
                                                     Mr. Keijo Suila,
                                                       President
                                                     31-20-656-2100



                     Hershey Foods Completes Acquisition of
                        Leaf's North American Operations



HERSHEY, Pa.--Hershey Foods Corporation and Huhtamaki Oy, of Helsinki, Finland, announced today that Hershey's purchase of Huhtamaki's Leaf North America confectionery operations has been completed. Hershey's European confectionery interests, the German praline manufacturer Gubor Schokoladen and the Italian sugar confectionery company Sperlari Srl, have been purchased by Huhtamaki as part of the transaction.

As disclosed earlier, the consideration paid by Hershey to Huhtamaki for the Leaf business, after taking into account Huhtamaki's purchase of Gubor and Sperlari was approximately US $330 million.


The parties also have entered into a licensing arrangement under which Hershey will manufacture, market and distribute Leaf's North American confectionery brands including Jolly Rancher, Whoppers, Good & Plenty, PayDay, Heath and Milk Duds, and Xylifresh gum. Additional gum brands included in the acquisition are Super Bubble and Rainblo.
                                    - more -
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Leaf's North american confectionery sales in 1995 were US $460 million (which is net of certain promotional expenses). Leaf North American plant locations involved in this transaction comprise facilities in Wheatridge, Colo.; Robinson, Ill.; St. Louis, Mo.; Akron, N.Y.; Memphis, Tenn.; and Scarborough, Ontario, Canada. A 50 percent interest in the Mexican corporation, Dulsa S. de R.L. de C.V., in Toluca, Mexico, also is included in the transaction.

Gubor and Sperlari had combined net sales in 1995 of US $210 million. Gubor has two plants, located in Mullheim and Munstertal in southern Germany; Sperlari's two plants are located in Cremona and Gordona in northern Italy.

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